Exhibit 23(a)


                      CONSENT OF INDEPENDENT ACCOUNTANTS

               We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated January 26, 1998, which appears on page 46 of the 1997 Annual Report to Shareholders of Pitney Bowes Inc., which is incorporated by reference in the Pitney Bowes Inc. Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 18 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.


Price Waterhouse LLP

Stamford, Connecticut
April __, 1998